Exhibit 5.1

+1 617 526 6000 (t) +1 617 526 5000 (f) wilmerhale.com

April 5, 2019

Syros Pharmaceuticals, Inc.

620 Memorial Drive, Suite 300

Cambridge, MA 02139

Re:	Prospectus Supplements to Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion is furnished to you in connection with (i) the Registration Statement on Form S-3 (File No. 333-219369) (the “Registration Statement”) filed by Syros Pharmaceuticals, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of, among other things, an indeterminate number of shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”), warrants to purchase shares of Common Stock and shares of the Company’s preferred stock, $0.001 par value per share (the “Preferred Stock”), which may be issued from time to time on a delayed or continuous basis pursuant to Rule 415 under the Securities Act at an initial aggregate offering price not to exceed $225,000,000, as set forth in the Registration Statement and the prospectus contained therein (the “Base Prospectus”), (ii) the prospectus supplement dated April 4, 2019 (the “Common Stock Prospectus Supplement” and together with the Base Prospectus, the “Common Stock Prospectus”), relating to the issuance and sale by the Company pursuant to the Registration Statement of up to 8,667,333 shares of Common Stock (the “Common Shares”), Class A warrants to purchase up to 1,951,844 shares of Common Stock (the “Common Offering Warrants”) and the shares of Common Stock issuable upon exercise of the Common Offering Warrants, and (iii) the prospectus supplement dated April 4, 2019 (the “Series A Preferred Stock Prospectus Supplement” and, together with the Base Prospectus, the “Series A Preferred Stock Prospectus”), relating to the issuance and sale by the Company pursuant to the Registration Statement of up to 666 shares of a series of Preferred Stock of the Company designated as the Series A Convertible Preferred Stock (the “Series A Preferred Shares”), convertible into 666,000 shares of Common Stock and Class A Warrants to purchase up to 166,500 shares of Common Stock (the “Preferred Offering Warrants” and, together with the Common Offering Warrants, the “Warrants”) and the shares of Common Stock issuable upon conversion of the Series A Preferred Shares and upon exercise of the Preferred Offering Warrants. The Common Shares together with the Series A Preferred Shares and the Warrants are referred to herein as the “Securities.”

The Common Shares and Common Offering Warrants are to be issued and sold by the Company pursuant to an underwriting agreement, dated as of April 5, 2019 (the “Common Underwriting Agreement”), by and among the Company and the several underwriters named on

April 5, 2019

Schedule 1 thereto, for whom Cowen and Company, LLC and Piper Jaffray & Co. are acting as representatives, which is filed as Exhibit 1.1 to the Company’s Current Report on Form 8-K, filed on the date hereof. The Series A Preferred Shares and Preferred Offering Warrants are to be issued and sold by the Company pursuant to an underwriting agreement, dated as of April 5, 2019 (the “Preferred Underwriting Agreement”), by and among the Company and the several underwriters named on Schedule 1 thereto, for whom Cowen and Company, LLC and Piper Jaffray & Co. are acting as representatives, which is filed as Exhibit 1.2 to the Company’s Current Report on Form 8-K, filed on the date hereof.

We are acting as counsel for the Company in connection with the issue and sale by the Company of the Securities. We have examined and relied upon copies of the Registration Statement, the Common Stock Prospectus and the Series A Preferred Stock Prospectus, each as filed with the Commission. We have also examined and relied upon the Common Underwriting Agreement and Preferred Underwriting Agreement, minutes of meetings of the stockholders and the Board of Directors of the Company, including the committees thereof, as provided to us by the Company, the Certificate of Incorporation and By-Laws of the Company, each as restated and/or amended to date, the Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock as filed by the Company with the Secretary of State of the State of Delaware on April 5, 2019 (the “Certificate of Designation”) and such other documents as we have deemed necessary for purposes of rendering the opinion hereinafter set forth.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.

We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware.

Based upon and subject to the foregoing, we are of the opinion that the Securities, and the shares of Common Stock issuable upon conversion of the Series A Preferred Shares and the Warrants, have been duly authorized or reserved for issuance and (i) when the Common Shares and Series A Preferred Shares are issued and paid for in accordance with the terms and conditions of the Common Underwriting Agreement or Preferred Underwriting Agreement, as applicable, such shares will be validly issued, fully paid and nonassessable, (ii) when the Warrants are issued and paid for in accordance with the terms and conditions of the Common Underwriting Agreement or Preferred Underwriting Agreement, as applicable, the Warrants will have been duly executed and delivered by the Company and will constitute valid and legally binding obligations of the Company, (iii) the shares of Common Stock issuable upon conversion of the Series A Preferred Shares, when issued upon conversion in accordance with the terms of the Certificate of Designation, will in each case be validly issued, fully paid and non-assessable, and (iv) the shares of Common Stock issuable upon exercise of the Warrants, when issued and paid for in accordance with the provisions of the Warrants, including the payment of the exercise price therefor, will be validly issued, fully paid and non-assessable.

April 5, 2019

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion with the Commission in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act as an exhibit to the Current Report on Form 8-K to be filed by the Company in connection with the issuance and sale of the Securities and to the use of our name therein and in each of the Common Stock Prospectus and the Series A Preferred Stock Prospectus under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

WILMER CUTLER PICKERING

HALE AND DORR LLP

By:	/s/ Cynthia Mazareas
Cynthia Mazareas, a Partner